UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2008

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

In connection with the expiration of the offer by Thunder Tech Corp., a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Hologic, Inc. (“Hologic” or “Company”), to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Third Wave Technologies, Inc., a Delaware corporation (“Third Wave”), at a purchase price of $11.25 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 18, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal, copies of which were previously filed as Exhibits (a)(1)(A) and (a)(1)(B) to the Tender Offer Statement on Schedule TO, as amended through the date hereof (as amended, the “Statement”) and the Purchaser’s acceptance for payment in accordance with the terms of the Offer to Purchase of all Shares that were validly tendered and not withdrawn prior to expiration of the Offer to Purchase, Hologic and its domestic subsidiaries, excluding the subsidiaries which are Massachusetts securities corporations, entered into an amended and restated credit agreement relating to a senior secured credit facility (the “Amended Credit Agreement”) with Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Sole Lead Bookrunner, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and RBS Citizens, National Association, as Co-Syndication Agents, Goldman Sachs Credit Partners L.P. as Administrative Agent and Collateral Agent and Royal Bank of Canada, as Documentation Agent and each lender from time to time party thereto (collectively, the “Lenders”). The Amended Credit Agreement amended and restated Hologic’s existing credit agreement with Goldman Sachs Credit Partners L.P. and Banc of America Securities LLC, as Joint Lead Arrangers; Bank of America, N.A., as Syndication Agent; Goldman Sachs Credit Partners L.P., as Administrative Agent and Collateral Agent; and Citicorp North America, Inc., JPMorgan Chase Bank, N.A., RBS Citizens, National Association and Fifth Third Bank, as Co-Documentation Agents, and the lenders named therein dated as of October 22, 2007.

Pursuant to the terms and conditions of the Amended Credit Agreement, the Lenders have committed to provide senior secured financing in an aggregate amount of up to $800 million. In order to consummate the Offer and complete the acquisition of Third Wave through a merger (the “Merger”), Hologic has initially borrowed $540 million under the credit facilities.

The credit facilities under the Amended Credit Agreement consist of:

•	$400.0 million senior secured tranche A term loan;

•	$200.0 million senior secured tranche B term loan

•	$200.0 million senior secured revolving credit facility (the “revolving facility”).

Under the Amended Credit Agreement, the amounts under the tranche A term loan and the tranche B term loan are available to Hologic in multiple drawdowns until the earlier of the consummation of the Merger or December 5, 2008.

The domestic subsidiaries of the Company which are party to the Credit Agreement have guaranteed the Company’s obligations under the credit facilities and the credit facilities are secured by first-priority liens on, and first-priority security interests in, substantially all of the assets of the Company and all subsidiaries party to the Amended Credit Agreement, a first priority security interest in 100% of the capital stock issued by each guarantor, 65% of the capital stock issued by certain first-tier foreign subsidiaries of the Company and each guarantor and all intercompany debt. The security interests are evidenced by an Amended and Restated Pledge and Security Agreement by and among Goldman Sachs Credit Partners L.P., as collateral agent, Hologic and the other parties therein named (the “Amended Pledge and Security Agreement”). The Amended Pledge and Security Agreement amended and restated Hologic’s existing Pledge and Security Agreement by and among Goldman Sachs Credit Partners L.P., as collateral agent, Hologic and the other parties therein named dated as of October 22, 2007.

The final maturity dates for the credit facilities will be as follows:

•	for the term loan A facility, September 30, 2012;

•	for the term loan B facility, March 31, 2013

•	for the revolving loan facility, September 30, 2012.

The Company is required to make scheduled principal payments under the term A loan facility in increasing amounts ranging from $10.0 million per quarter commencing with the quarter ending September 30, 2008 to $15.0 million per quarter commencing with the quarter ending September 30, 2010, and under the term B loan facility, in equal quarterly installments of $500,000 beginning on the quarter ending September 30, 2008, with the remaining balance of each term loan facility due at the maturity of the applicable term loan facility. The revolving credit facility will become due at maturity. No scheduled amortizations are required under the revolving facility.

Hologic is required to make principal repayments first, pro rata among the term loan facilities and second to the revolving credit facility from specified excess cash flows from operations and from the net proceeds of specified types of asset sales, debt issuances, insurance recoveries and equity offerings.

Hologic may voluntarily prepay any of the credit facilities without premium or penalty (other than applicable breakage costs related to interest on Eurodollar loans).

All amounts outstanding under the credit facilities will bear interest, at Hologic’s option, as follows:

Initially, with respect to loans made under the revolving facility and the term loan A facility:

(i) at the Base Rate plus 1.50% per annum; or

(ii) at the reserve adjusted Eurodollar Rate plus 2.50% per annum; and

With respect to loans made under the term loan B facility:

(i) at a rate per annum equal to the Base Rate plus 2.25%; or

(ii) at a rate per annum equal to the reserve adjusted Eurodollar Rate plus 3.25%; and

The margin applicable to loans under the revolving credit facility and the term loan A facility is subject to specified changes based on certain changes in the leverage ratio as specified in the Amended Credit Agreement.

Interest accruing at the base rate generally is payable by Hologic on a quarterly basis. Interest accruing at the Eurodollar Rate, is payable on the last day of selected interest periods (which shall be one, two, three and six months and in certain circumstances, nine or twelve months) unless the interest period exceeds three months, in which case, interest will be due at the end of every three months.

Hologic will pay a quarterly commitment fee, at a per annum rate of 0.50%, on the undrawn commitments available under the revolving credit facility, which per annum rate is subject to reduction based on a leverage ratio as specified in the Amended Credit Agreement.

The credit facilities contain affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Hologic loan parties, subject to negotiated exceptions, to:

•	incur additional indebtedness and additional liens on their assets;

•	engage in mergers or acquisitions or dispose of assets;

•	enter into sale-leaseback transactions;

•	pay dividends or make other distributions;

•	voluntarily prepay other indebtedness;

•	enter into transactions with affiliated persons;

•	make investments; and

•	change the nature of their businesses.

The credit facilities require the Hologic loan parties to maintain maximum leverage and minimum interest coverage ratios, as of the last day of each fiscal quarter. The maximum leverage ratio is 5.50:1.00 beginning on Hologic’s fiscal quarter ending September 27, 2008, and then decreases over time to 3:00:1.00 for the fiscal quarter ending September 25, 2010 and each fiscal quarter thereafter. The minimum interest coverage ratio is 2.25:1.00 beginning with Hologic’s fiscal quarter ending September 27, 2008, and then increases over time to 2.75:1.00 for the fiscal quarter ending September 25, 2010 and each fiscal quarter thereafter. The leverage ratio is defined as the ratio of Hologic’s consolidated total debt to Hologic’s consolidated adjusted EBITDA for the four-fiscal quarter period ending on the measurement date. The interest coverage ratio is defined as the ratio of Hologic’s annualized consolidated adjusted EBITDA for the applicable periods to Hologic’s annualized consolidated interest expense. These terms, and the calculation thereof, are defined in further detail in the Amended Credit Agreement.

The loan documents contain customary representations and warranties by the Hologic loan parties, as well as customary events of default, including an event of default upon a change of control of Hologic. An event of default will occur under the credit facilities if it or, in some circumstances, subject (as applicable) to the applicable cure periods, another Hologic loan party fails to make any payment when due, fails to comply with affirmative or negative covenants, makes a misrepresentation, defaults on other specified indebtedness, fails to discharge specified judgments, becomes subject to specified claims under ERISA, or becomes subject to specified events of bankruptcy. If an event of default occurs and is not cured within any applicable grace period or is not waived, the Lenders have the right to accelerate repayment of the indebtedness under the credit facilities to the extent provided in the credit documents and applicable law. If its indebtedness evidenced by the credit facilities were accelerated, Hologic may not have sufficient funds to pay such indebtedness. In such event, the Lenders would be entitled to enforce their security interests in the collateral securing such indebtedness, which will include substantially all of the assets of Hologic and its subsidiaries.

In the ordinary course of business, certain of the Lenders and their affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, foreign exchange or other financial services to Hologic for which they have received compensation and may receive compensation in the future. Goldman Sachs, an affiliate of one of the Lenders, the administrative agent under the Amended Credit Agreement and the collateral agent under the Amended Pledge and Security Agreement provided investment banking services to the Company in connection with the Offer.

The description above is a summary of certain of the terms of the Amended Credit Agreement and the Amended Pledge and Security Agreement and related documents. This description does not purport to be complete and it is qualified in its entirety by reference to the agreements themselves. A copy of the Amended Credit Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference. A copy of the Amended Pledge and Security Agreement is attached to this report as Exhibit 10.2 and is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 above with respect to the Amended Credit Agreement is incorporated herein in its entirety.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

N/A

(b)	Pro Forma Financial Information.

N/A

(d)	Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION

10.1(1)	Amended and Restated Credit and Guaranty Agreement dated as of July 17, 2008 among Hologic, Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Sole Lead Bookrunner, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and RBS Citizens, National Association, as Co-Syndication Agents, Goldman Sachs Credit Partners L.P. as Administrative Agent and Collateral Agent and Royal Bank of Canada, as Documentation Agent and each lender from time to time party thereto.

10.2(1)	Amended and Restated Pledge and Security Agreement among Hologic, Goldman Sachs Credit Partners L.P., as Collateral Agent thereunder and the other parties therein named dated as of July 17, 2008.

(1)	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 17, 2008	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir, Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1(1)	Amended and Restated Credit and Guaranty Agreement dated as of July 17, 2008 among Hologic, Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Sole Lead Bookrunner, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and RBS Citizens, National Association, as Co-Syndication Agents, Goldman Sachs Credit Partners L.P. as Administrative Agent and Collateral Agent and Royal Bank of Canada, as Documentation Agent and each lender from time to time party thereto.

10.2(1)	Amended and Restated Pledge and Security Agreement among Hologic, Goldman Sachs Credit Partners L.P., as Collateral Agent thereunder and the other parties therein named dated as of July 17, 2008.

(1)	Filed herewith